Exhibit 10.2

SECOND AMENDMENT TO
WJ COMMUNICATIONS, INC.
2000 STOCK INCENTIVE PLAN

This Second Amendment to the WJ Communications, Inc. (the “Company”) 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), is made pursuant to Section 10 of the Stock Incentive Plan.

The section of the Stock Incentive Plan, titled “Section 2. Administration,” is hereby amended to add the following paragraph to the end thereof:

“If the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code (“162(m)”), the Board may establish a Committee of “outside directors” within the meaning of 162(m) to approve the grant of any option which might reasonably be anticipated to result in the payment of employee remuneration deductible for income tax purposes pursuant to 162(m).  Such Committee shall ensure that at any such time the Company meets the definition of a “publicly held corporation” under Section 162(m), no employee or prospective employee shall be granted one or more options within any fiscal year of the Company which in the aggregate are for the purchase of more than 3,000,000 shares (the “162(m) Grant Limit”), subject to the adjustment provisions set forth in Section 3 below.  An option which is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against the 162(m) Grant Limit for such period.”

The final paragraph of the section of the Stock Incentive Plan titled “Section 3. Common Stock Subject To Plan” is hereby amended and restated in its entirety and shall read as follows:

“In the event of any merger, reorganization, consolidation, recapitalization, spinoff, stock dividend, stock split, reverse stock split, extraordinary distribution with respect to the Common Stock or other change in corporate structure affecting the Common Stock, the Committee or the Board may make such substitution or adjustment in the aggregate number and kind of shares or other property subject to the 162(m) Grant Limit, in the aggregate number and kind of shares or other property reserved for issuance under the Plan, in the number, kind and exercise price of shares or other property subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares or other property subject to Restricted Stock Awards, and/or such other equitable substitution or adjustments as it may determine to be fair and appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares of common stock subject to an Award shall always be a whole number.  Any such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.”

All other terms and conditions of the Stock Incentive Plan remain in full force and effect.  The Second Amendment to the Stock Incentive Plan was approved by the Board of Directors on May 29, 2003 and submitted to the Company’s stockholders for approval in connection with the Company’s 2003 annual meeting.